Exhibit 99.1

WARNER MUSIC GROUP CORP. ELECTS MICHELE J. HOOPER

TO BOARD OF DIRECTORS

NEW YORK, March 6, 2006—Warner Music Group Corp. (NYSE: WMG) today announced the election of Michele J. Hooper to the company’s board of directors. Hooper, 54, will serve as an independent director on WMG’s board and will sit on the audit committee.

Hooper is a co-founder and managing partner of the Directors’ Council, a Chicago-based firm specializing in corporate board of director recruitment—primarily focused on placement of diversity candidates and provision of board advisory services.

Hooper currently serves on the boards of directors of PPG Industries, Inc., and AstraZeneca PLC, and serves as the chair of the PPG audit committee. She has previously served as a director on the boards of Target Corporation (where she also served as chair of the audit committee), Seagram Company Ltd. and DaVita Corporation. Presently a director of the National Association of Corporate Directors (NACD) and president of NACD’s Chicago chapter, Hooper was a commissioner on the 2004 and 2005 NACD Blue Ribbon Commissions on Corporate Governance.

Previously, Hooper was the President and Chief Executive Officer of Voyager Expanded Learning and of Stadtlander Drug Company, Inc. Hooper earned an M.B.A. at the University of Chicago, and a B.A. in economics at the University of Pennsylvania.

“As a founder and principal in her own business, and with experience in the boardrooms of several leading organizations and public companies, Michele Hooper brings considerable insight to our board,” said Edgar Bronfman, Jr., WMG’s Chairman and Chief Executive Officer. “I am confident that Michele will be a valuable addition to Warner Music Group, and on behalf of the company, we welcome her to the board.”

“It is exciting to join the board of a company that is aggressively working to redefine itself to meet the demands of a changing marketplace,” said Hooper. “I look forward to contributing to Warner Music Group’s ongoing transformation and evolution.”

With the election of Hooper, WMG now has two independent directors on its three-person audit committee and, as a result, is in compliance with New York Stock Exchange requirements for newly registered companies.

WMG is currently required to have a majority of its audit committee members be independent and is required to have an audit committee composed entirely of independent directors by the first anniversary of its initial registration. As previously announced, WMG expects to add a third independent director to its board and audit committee by May 2006.

Additionally, Charles Brizius, a non-independent director designated by Thomas H. Lee Partners, L.P. (THL) pursuant to the terms of a stockholders agreement, has resigned from WMG’s board of directors. Richard Bressler, formerly an independent WMG director, ceased to be independent as a result of his employment with THL, leaving six directors affiliated with THL on the board. As previously announced, WMG is party to a stockholders agreement that permits five directors on the board to be designated by THL. Bressler will stay on the board as a THL designated director, and the resignation of Brizius returns the number of THL designated directors to five.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

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Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com